Exhibit 99.1

CONTACTS:

John Ferron

GoAmerica

CFO and COO

jferron@goamerica.com

415-408-2340

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

GOAMERICA® ANNOUNCES THIRD QUARTER 2008 RESULTS

Continued Growth in Revenue, Margins, and Operating Profitability

[NOVATO, CA], November 14, 2008 — GoAmerica, Inc. (NASDAQ: GOAM), a provider of relay and wireless communications and professional interpreter services for deaf, hard-of-hearing, and speech-impaired persons, today announced unaudited results for the quarter ended September 30, 2008 and the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”).

Total revenue for the three months ended September 30, 2008 was $35.7 million, compared to $4.8 million for the three months ended September 30, 2007. Total revenue for the nine months ended September 30, 2008 was $95.4 million, compared to $13.4 million for the nine months ended September 30, 2007. The revenue growth is primarily attributable to the Company’s first quarter purchase of the telecommunications relay services business of Verizon and its merger with Hands on Video Relay Services, Inc., its third quarter purchases of Sign Language Associates (SLA) and Visual Language Interpreting (VLI), as well as organic growth in the Company’s video relay services business.

Income from operations for the three months ended September 30, 2008 was approximately $828,000 compared with a loss from operations of $851,000 for the three months ended September 30, 2007. Income from operations for the nine months ended September 30, 2008 was approximately $4.2 million, compared with a loss from operations of $2.3 million for the nine months ended September 30, 2007.

Net loss for the three months ended September 30, 2008 was approximately $1.3 million compared with a net loss of $861,000 for the three months ended September 30, 2007. Net loss available to common stockholders, when taking into account the $840,000 of accrued preferred stock dividends, was $2.2 million, or $0.24 per common share, for the three months ended September 30, 2008 compared with a net loss $881,000, or $0.39 per common share, for the three months ended September 30, 2007. Net loss for the nine months ended September 30, 2008 was approximately $1.0 million compared with a net loss of $2.4 million for the nine months ended September 30, 2007.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is a non-GAAP measure, for the three months ended September 30, 2008 was $5.8 million, when adjusting for approximately $0.6 million of non-cash employee compensation charges, $0.7 million of restructuring charges and $1.7 million of integration costs related to the acquisitions as measured under the terms of the Company’s Credit Agreement. EBITDA, when taking into account these adjustments, for the nine months ended September 30, 2008 was $17.6 million.

Cash provided from operations for the nine months ended September 30, 2008 was $7.6 million, principally resulting from income from operations. Capital expenditures for the nine months ended September 30, 2008 were $3.0 million, used primarily to fund capacity expansion and call center operations, including telecommunications infrastructure.

GoAmerica had approximately $18.9 million in unrestricted cash and cash equivalents as well as $0.5 million in restricted cash. Additionally, the Company has $15.0 million of borrowing capacity under its revolving line of credit. The Company receives a significant majority of its payments from federal and state government agencies and as a result experiences a favorable cash collection cycle.

On July 1, 2008, the Company announced it had merged with two of the nation’s premier sign language interpreting services firms: Sign Language Associates (SLA) and Visual Language Interpreting (VLI), both of which are based in the Washington, D.C. metro area. The SLA and VLI transactions made GoAmerica the nation’s leading provider of on-site sign language interpreting services, and will provide broader access to Video Remote Interpreting (VRI) services for its customers. The transactions also expand the availability of certified, high-quality interpreters and transcriptionists for the Company’s other products and services.

“With the addition of SLA and VLI we are now bringing together five operations into one and we are making significant strides,” said John Ferron, CFO/COO of GoAmerica. “We have redefined our organizational structure, moved our headquarters to California, and have filled key positions in the organization as well as focused on the more traditional integration activities. There’s more to be achieved through the balance of the fourth quarter and we expect full integration to be complete by the end of the first quarter of 2009. During this timeframe, we remain keenly focused on operational performance as well as implementing initiatives to improve our cost structure post integration.”

“As part of the overall integration activities, we have unified our service brands underneath the umbrella brand Purple ™ further tying our end-to-end service solutions to one brand promise, and an easily recognizable graphical connection. All of our service brands will now have elements of Purple in their execution, and will be supported by the shared slogan “Powered by Purple™.” This new brand platform provides us with reach and flexibility needed to continue to add to our portfolio of service brands, as we continue to look for ways to expand our service offerings.” said Ed Routhier, President and Vice-Chairman of GoAmerica.

“Strategically we are in a strong position given our favorable liquidity and that our three sources of revenue, text relay, video relay and community interpreting, are non-cyclical and do not heavily rely on discretionary consumer spending to grow,” said Dan Luis, CEO of GoAmerica. “We continue to invest in our people, infrastructure, and product development initiatives as we position ourselves for growth and remaining the employer of choice. I am optimistic that our new products and services will result in enhanced growth opportunities in 2009.”

About GoAmerica

GoAmerica is one of the nation’s largest providers of communication services for the deaf, hard of hearing, and speech-disabled communities. As a leading provider of onsite interpreting services, video relay and text relay services, and video remote interpreting, the Company delivers a wide array of options designed to meet the varied communication needs of its customers. The Company’s vision is to improve the quality of life of its customers by being their premier provider of high quality, innovative communication services that break down communications barriers. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717, Internet Relay by visiting http://www.i711.com or http://www.ip-relay.com, or video phone by connecting to hovrs.tv.

Safe Harbor

The statements contained in this news release that are not based on historical fact — including statements regarding the anticipated results of the transactions described in this press release — constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our ability to integrate the businesses and technologies we have acquired; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to generate revenue growth; (vi) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (vii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries.

“GoAmerica”, the “GoAmerica” logo, “i711”, and the “i711.com” logo, “Relay and Beyond”, and “Hands On VRS” are registered trademarks of GoAmerica. “i711.com”, “i711 Wireless”, “Mobile Video Phone”, and “MVP” are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

GOAMERICA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$18,889	$2,368
Accounts receivable, net	15,005	1,960
Merchandise inventories, net	370	206
Prepaid expenses and other current assets	1,559	220

Total current assets	35,823	4,754

Goodwill	75,473	6,000
Identifiable intangible assets, net	58,162	—
Other assets	9,303	7,544

Total assets	$178,761	$18,298

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,888	$1,285
Accrued expenses	11,507	3,623
Deferred revenue	—	94
Loan payable	—	3,532
Current portion of long term debt	400	—
Other current liabilities	132	88

Total current liabilities	15,927	8,622

Long term debt less current portion, net of discount of $2,080 at September 30, 2008	67,220	—
Other liabilities	2,780	124
Deferred tax liability	12,048

Stockholders’ equity	80,786	9,552

	$178,761	$18,298

GOAMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Relay services	$30,644	$4,293	$88,348	$11,787
Interpreting	5,024	—	6,285	—
Other	67	543	814	1,661

	35,735	4,836	95,447	13,448
Costs and expenses:
Cost of relay services	15,972	2,999	47,607	8,074
Cost of interpreting	3,996	—	5,235	—
Cost of other	65	444	959	1,393
Sales and marketing	2,990	612	8,702	1,615
General and administrative	8,721	1,479	20,693	4,092
Research and development	1,068	59	2,479	316
Depreciation and amortization	284	94	714	257
Amortization of intangible assets	1,811	—	4,841	—

	34,907	5,687	91,230	15,747

Income (loss) from operations	828	(851)	4,217	(2,299)

Other income (expense):
Settlement losses	—	—	—	(162)
Gain on interest rate cap agreement	(130)	—	111	—
Interest income (expense), net	(1,819)	(10)	(5,092)	49

Total other income (expense), net	(1,949)	(10)	(4,981)	(113)

Income (loss) before income taxes	(1,121)	(861)	(764)	(2,412)
Income tax provision	202	—	202	—

Net income (loss)	(1,323)	(861)	(966)	(2,412)
Preferred dividends	(840)	(20)	(2,367)	(20)

Net loss applicable to common stockholders	$(2,163)	$(881)	$(3,333)	$(2,432)

Loss per common share:
Basic	$(0.24)	$(0.39)	$(0.36)	$(1.10)

Diluted	$(0.24)	$(0.39)	$(0.36)	$(1.10)

Weighted average shares outstanding
Basic and Diluted	9,159,452	2,239,966	9,154,637	2,216,349